UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 28, 2013, the Board of Directors of The Goodyear Tire & Rubber Company (the “Company”), upon recommendation of the Company’s Compensation Committee, amended and restated the Company’s Executive Severance Plan originally adopted in 2010 and renamed it the Executive Severance and Change in Control Plan (the “Plan”). The Plan replaces benefits that were previously provided under the Continuity Plan for Salaried Employees. In amending the Plan, the Company eliminated (1) excise tax gross-up provisions for all officers and (2) the right of any officer to voluntarily terminate their employment following a change-in-control and receive severance benefits other than in the case of Good Reason (as such term is defined in the Plan).

The Plan provides severance benefits to the Company’s officers, including its named executive officers (other than Mr. de Bok), as follows:

(1)	If a Plan participant’s employment is terminated by the Company and its affiliates other than for Cause (as such term is defined in the Plan), death or disability (and other than in connection with a Change in Control, as described in paragraph (2) below), such Plan participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on actual performance for the entire fiscal year in an amount not to exceed the participant’s target annual incentive; (iii) a cash severance payment equal to the sum of the participant’s base salary and target annual incentive at the time of severance multiplied by the participant’s severance multiple, which is established by the Compensation Committee and currently ranges from 1.0x to 2.0x; (iv) if the sum of the participant’s age plus years of credited service is equal to or greater than 75, vesting of the participant’s benefit under the Goodyear Supplementary Pension Plan (the “Supplementary Plan”); (v) continued health care coverage for a number of years equal to the participant’s severance multiple; and (vi) outplacement services in an amount not to exceed $25,000. The Company’s Chairman, Chief Executive Officer and President (Mr. Kramer), Executive Vice President and Chief Financial Officer (Mr. Wells), Senior Vice President, General Counsel and Secretary (Mr. Bialosky) and Senior Vice President, Global Operations (Mr. Smith) are participants in the Plan. Mr. Kramer’s severance multiple is 2.0x and Mr. Wells’, Mr. Bialosky’s and Mr. Smith’s severance multiple is 1.5x.

(2)

If a Plan participant’s employment is terminated involuntarily other than for Cause, death, disability or mandatory retirement or by the participant for Good Reason during certain periods before or within two years following a Change in Control (as such term is defined in the Plan) of the Company, such Plan participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on the participant’s target annual incentive; (iii) a cash severance payment equal to twice the sum of the participant’s base salary and target annual incentive; (iv) if the participant has at least five years of service, vesting of the participant’s Supplementary Plan benefit; (v) continued health care coverage for up to two years; and (vi) outplacement services in an amount not to exceed $25,000 and reimbursement for certain legal fees incurred in connection with certain claims made under the Plan.

To be eligible to receive the benefits described above, the participant must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

The Plan became effective on February 28, 2013 and will continue in effect for three years, and thereafter will automatically renew for additional one-year periods unless the Company provides notice, at least 90 days prior to the end of the initial or extended term, of its intent not to renew the Plan.

The foregoing description of the Plan is qualified in its entirety by reference to the provisions of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

10.1 The Goodyear Tire & Rubber Company Executive Severance and Change in Control Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: March 6, 2013	By	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary